                                                                    EXHIBIT 23.5

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 8, 1996, with respect to the statements of combined oil and gas revenues and direct operating expenses of certain oil and gas producing properties acquired from Mobil Oil Exploration & Producing Southeast Inc. included in the Registration Statement (Form S-4) and related Joint Proxy Statement of Ocean Energy, Inc. and United Meridian Corporation and Prospectus of Ocean Energy, Inc. for the registration of 50,052,010 shares of its common stock.

                                          /s/ Ernst & Young LLP

Fort Worth, Texas
January 6, 1998